Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:         Brian Keogh     425-453-9400

ESTERLINE REPORTS A SIX PERCENT EARNINGS INCREASE

FROM CONTINUING OPERATIONS IN SECOND QUARTER 2009;

Earnings $25.3 Million, or $.85 per Share, on $359.5 Million Sales

BELLEVUE, Wash., May 28, 2009 — Esterline Corporation, (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2009 second quarter (ended May 1) income from continuing operations of $25.3 million, or $.85 per diluted share, on sales of $359.5 million. Year-ago income from continuing operations was $23.9 million, or $.80 per diluted share, on sales of $358.0 million.

Robert W. Cremin, Esterline CEO, said “…earnings came in about where our January forecast projections indicated.” Cremin credited “sticking with our battle-tested business plan” for the solid performance. “We can move quite quickly to adjust to economic conditions,” he said, “but we aren’t going to sacrifice our long-term goals for short-term results. We’ve been making adjustments and we are prepared to take additional steps depending on circumstances.”

Citing the current uncertainty in the industry, Cremin reduced the company’s full-year earnings per share guidance range to $3.00 to $3.20, saying that a declining order rate in the second quarter dampened Esterline’s outlook for the second half. Cremin said, “...our customers are reducing inventory levels, which is a clear change from just three months ago.” He also noted potential timing issues with foreign shipments of countermeasure flares, declining business jet and spare parts demand, and the overall economic slowdown as contributing factors to ratcheting back the company’s forecast for the second half of the year.

However, he emphasized that the company’s backlog exceeds $1 billion and R&D expense is coming down as forecasted following a ramp-up over the last several years that locked in important positions on significant new programs. “The 787, the Joint Strike Fighter and the T-6B military trainer will be successful programs for Esterline,” he said.

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Page 2 of 4 Esterline Reports Second Quarter 2009

Research, development and engineering spending was $18.3 million, or 5.1% of sales, for the second quarter compared with $25.0 million, or 7.0% of sales, a year ago.

Overall, gross margin as a percentage of sales was 31.3% in the quarter, compared to 33.9% in the same period a year ago. The gross margin decline was due to several factors, including currency-related mark-to-market accounting requirements, adjustments to long-term contracts, and the impact of starting up another manufacturing facility in Mexico.

Selling, general and administrative expenses were 15.2% of sales in the quarter compared with 16.1% of sales last year. The effective income tax rate for the second quarter was 12.2% (before a $0.7 million tax expense) compared with 23.0% (before a $0.7 million tax expense) for the prior-year period. The effective tax rate differed from the statutory rate in the second quarters of 2009 and 2008, as both years benefited from various tax credits and certain foreign interest expense deductions.

Income from discontinued operations in the second quarter of 2009 was $.01 per diluted share, compared with $.04 per diluted share in the prior-year period. Net income was $25.7 million, or $.86 per diluted share, compared with $25.2 million, or $.84 per diluted share, in the prior-year period.

For the first half of fiscal 2009, Esterline reported net earnings from continuing operations of $36.8 million, or $1.23 per diluted share, on sales of $669.2 million, compared with net earnings from continuing operations of $53.7 million, or $1.80 per diluted share, on $715.4 million in sales in 2008. Income from discontinued operations in the first half of 2009 was $.53 per diluted share, compared with $.08 per diluted share in the prior-year period. Net income was $52.7 million, or $1.76 per diluted share, compared with $56.2 million, or $1.88 per diluted share, in the prior-year period.

New orders for the first six months of 2009 were $676.3 million compared with $788.1 million for the same period in 2008. Orders in the first six months of 2009 include $41.0 million in backlog acquired in the Racal and NMC transactions. New orders declined by $152.8 million if the Racal and NMC acquired backlog is excluded. The decline in new orders principally reflects the timing of receiving orders and a decrease in commercial aviation demand. Backlog was $1.1 billion compared with $1.0 billion at the end of the prior-year period and $1.1 billion at the end of fiscal 2008.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 3 of 4 Esterline Reports Second Quarter 2009

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three months ended		Six months ended
	May 1, 2009	May 2, 2008	May 1, 2009	May 2, 2008
Segment Sales
Avionics & Controls	$169,111	$147,174	$297,579	$290,082
Sensors & Systems	86,755	97,332	171,310	190,873
Advanced Materials	103,636	113,527	200,330	234,403

Net Sales	359,502	358,033	669,219	715,358
Cost of Sales	246,904	236,646	454,469	478,758

	112,598	121,387	214,750	236,600
Expenses
Selling, General and Administrative	54,619	57,697	114,344	117,125
Research, Development and Engineering	18,294	25,046	35,692	46,678

Total Expenses	72,913	82,743	150,036	163,803
Other
Other Expense	2,714	86	7,728	86

Total Other	2,714	86	7,728	86

Operating Earnings From Continuing Operations	36,971	38,558	56,986	72,711
Interest Income	(370)	(939)	(781)	(2,231)
Interest Expense	7,610	7,272	14,346	15,178
Gain on Derivative Financial Instruments	—	—	—	(1,850)

Other Expense, Net	7,240	6,333	13,565	11,097

Income From Continuing Operations
Before Income Taxes	29,731	32,225	43,421	61,614
Income Tax Expense	4,316	8,107	6,484	7,749

Income From Continuing Operations
Before Minority Interest	25,415	24,118	36,937	53,865
Minority Interest	(77)	(171)	(112)	(193)

Income From Continuing Operations	25,338	23,947	36,825	53,672
Income From Discontinued Operations,
Net of Tax	375	1,238	15,831	2,497

Net Earnings	$25,713	$25,185	$52,656	$56,169

Earnings Per Share – Basic:
Continuing Operations	$.85	$.81	$1.24	$1.82
Discontinued Operations	.02	.05	.53	.09

Earnings Per Share – Basic	$.87	$.86	$1.77	$1.91

Earnings Per Share – Diluted:
Continuing Operations	$.85	$.80	$1.23	$1.80
Discontinued Operations	.01	.04	.53	.08

Earnings Per Share – Diluted	$.86	$.84	$1.76	$1.88

Weighted Average Number of Shares Outstanding – Basic	29,705	29,442	29,684	29,413
Weighted Average Number of Shares Outstanding – Diluted	29,829	29,882	29,847	29,846

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Page 4 of 4 Esterline Reports Second Quarter 2009

Consolidated Balance Sheet (unaudited)

In thousands

	May 1, 2009	May 2, 2008
Assets
Current Assets
Cash and cash equivalents	$115,406	$109,626
Short-term investments	—	12,050
Accounts receivable, net	266,589	248,708
Inventories	286,194	289,678
Income tax refundable	7,635	6,965
Deferred income tax benefits	32,563	30,986
Prepaid expenses	15,036	16,953
Other current assets	55	—

Total Current Assets	723,478	714,966
Property, Plant and Equipment, Net	219,820	216,630
Other Non-Current Assets
Goodwill	690,518	652,965
Intangibles, net	410,050	345,236
Debt issuance costs, net	8,151	8,326
Deferred income tax benefits	60,597	44,375
Other assets	38,137	26,696

	$2,150,751	$2,009,194

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$78,205	$93,423
Accrued liabilities	201,074	160,226
Credit facilities	2,398	6,819
Current maturities of long-term debt	12,482	7,699
Federal and foreign income taxes	316	10,744

Total Current Liabilities	294,475	278,911
Long-Term Liabilities
Long-term debt, net of current maturities	513,559	393,594
Deferred income taxes liabilities	122,499	122,394
Other liabilities	123,452	53,118
Commitments and Contingencies	—	—
Minority Interest	2,909	3,161
Shareholders’ Equity	1,093,857	1,158,016

	$2,150,751	$2,009,194